CONSULTING AGREEMENT

This consulting Agreement (this “Agreement”)  is made to be effective as of March 23, 2024 (the “Effective Date”) by and between Century Communities, Inc., a Delaware corporation  (“Century”), and David L. Messenger (“Consultant”).

1.Engagement of Consultant.  Beginning on the Effective Date, Century engages Consultant to provide consulting services to Century, and Consultant agrees to provide consulting services to Century,  subject to the terms and conditions of this Agreement.

2.Term of the Agreement.  The term of this Agreement will be for three months beginning on March 23, 2024 and terminating June 23, 2024, subject to earlier termination as set forth in Section 8 hereof.

3.Services.

3.1Consultant will provide consulting services (the “Services”) and where applicable, related deliverables (“Deliverables”) to Century as specified in the “Scope of Work” attached hereto as Exhibit A.

3.2Whenever reasonably requested to do so by Century, Consultant agrees to (a) make himself available to perform the Services and/or (b) appear in person at the offices of Century or any other location designated by Century. Whenever Consultant is on Century’s premises or performing the Services hereunder, Consultant agrees to conduct himself in a professional manner and abide by all applicable Century rules, policies and procedures, including Century’s Code of Conduct.

 4.Compensation.

4.1In consideration of the performance of the Services set forth in Exhibit A provided by Consultant and the terms and conditions herein,  Century will pay Consultant a consulting fee, in the amount and in accordance with the provisions of Exhibit A.

4.2Century will reimburse Consultant for reasonable expenses incurred by Consultant in providing the Services, provided that such expenses are approved in advance.  Consultant will invoice Century for the reimbursement of such expenses incurred during the previous two-week period and will attach receipts for such expenses attached to the invoices.  Invoices will be submitted to the attention of Century’s Interim Chief Financial Officer, and Century will pay such invoices within 15 days after its receipt thereof.

4.3Other than as provided in this Agreement, Century’s financial obligations under this Agreement shall be limited to the payment of the compensation provided in this Agreement. Notwithstanding any other provision of this Agreement, in no event, shall Century be liable, regardless of whether any claim is based on contract or tort, for any (a) indirect, special, exemplary, consequential, incidental or punitive damages, even if that party has been advised of the possibility of such damages; and/or (b) lost profits, lost revenues, lost business expectancy, business interruption losses and/or benefit of the bargain damages.

5.Independent Contractor Status.  The Services to be provided by Consultant hereunder will be those of an independent contractor, and Consultant will not be regarded as, nor will Consultant hold himself/herself out to be, an agent or employee of Century for any purpose.

5.1Consultant is solely responsible for all taxes, withholdings, and other statutory, regulatory or contractual obligations of any sort (including, but not limited to, those relating to workers’ compensation, disability insurance, Social Security, unemployment compensation coverage, income taxes, etc.) in connection with the Services performed under this Agreement. Consultant agrees to hold Century harmless from loss or liability which may arise from the failure of Consultant to comply with such laws or regulatory or contractual obligations.  In addition, Consultant is not entitled to participate in Century’s employee benefit plans, bonus programs, group insurance arrangements or similar programs. Without limiting the preceding sentences, Consultant shall not receive any vacation pay, sick leave, paid time off, or other paid or unpaid leave of absence, or workers’ compensation benefits, and no entitlement to any employee benefits shall be implied from this Agreement.

5.2Consultant will have the right to determine the means and methods of performing the Services hereunder.

5.3Consultant acknowledges that Consultant does not have the authority to incur any financial obligations or make other commitments on behalf of Century and agrees not to sign any documents or make any commitments on behalf of Century.

5.4CERTIFICATION: CONSULTANT ACKNOWLEDGES AND UNDERSTANDS THAT HE:

•  WILL NOT BE ENTITLED TO ANY WORKERS’ COMPENSATION BENEFITS IN THE EVENT OF INJURY.

•  IS OBLIGATED TO PAY ALL FEDERAL AND STATE INCOME TAX ON ALL MONEY EARNED WHILE PERFORMING SERVICES FOR CENTURY. Century will not make any payroll deductions from the payments due Consultant hereunder.

Consultant acknowledges the terms of the above section.

CONSULTANT’S INITIALS: ____/s/ DM_____________

6.Intellectual Property Rights.  The Deliverables resulting from the Services provided by Consultant under this Agreement, including without limitation, posters, maps, charts, motion pictures, publications, plans, specifications, drawings, models, paintings, prints, sculpture, sketches, applied art, studies, names, logos, advertising materials, marketing materials, software and reports of all kinds, together with all modifications thereto, shall for all purposes belong to, and be owned exclusively by Century (including its Affiliates).  All Deliverables shall be the original work of Consultant and shall not infringe upon the rights of patent, trademark, or copyright of any other person.  To the extent permitted by Applicable Law, all Deliverables shall be deemed “works made for hire” owned by Century.  In any event, and without cost to Century, Consultant hereby irrevocably transfers and assigns to Century, the entire right, title and interest in all such works, and all copyright, trademark, patent and other rights therein throughout the world, including without limitation, the right to all copies thereof (e.g., negatives, sketches, drafts, originals) and all of the exclusive rights listed in 17 U.S.C. §106 or provided for under the laws of any foreign country.  From time-to-time hereafter, Consultant, without cost to Century, will promptly execute further assignments as may be reasonably necessary to ensure exclusive ownership by Century of all Deliverables, developed by the Services of Consultant under this Agreement.

7.Confidential Information.  Consultant will treat as confidential all information and/or materials about, relating to or concerning Century, its owners, affiliates and/or subsidiaries (“Confidential Information”),  including, without limitation, oral and written information about, relating to or concerning Century, its owners, affiliates and/or subsidiaries, that (i) Century has by its policies or otherwise indicated should be kept confidential, (ii) should reasonably be deemed confidential by Consultant whether or not it was designated as confidential, or (iii) if disclosed could be injurious to Century, its owners, affiliates and/or subsidiaries.  Consultant agrees not to use Confidential Information for any personal or professional purpose except as contemplated by this Agreement. Consultant will not disclose any Confidential Information to any other person or entity without the prior written consent of Century or unless required by law.  If Consultant receives a subpoena or other validly issued administrative or judicial process requesting Confidential Information, Consultant will promptly notify Century of such receipt and may comply with such subpoena or process to the extent permitted by law.  Century acknowledges that information that is generally known in the homebuilding industry is not Confidential Information.  All Confidential Information will remain the sole and exclusive property of Century.    In the event Consultant breaches this Agreement, because of the unique nature of the Confidential Information, damages will not provide an adequate remedy for Century for such a breach.  Therefore, in the event of a breach or threat of breach, the Century shall be entitled to injunctive relief.  In addition, in the case of unauthorized use or disclosure of Confidential Information by Consultant, Century shall be entitled to recover as liquidated damages the total amount of compensation paid to Consultant pursuant to this Agreement.  The amount of such liquidated damages is agreed by the Parties as a reasonable amount to compensate Century for losses to be incurred in the event of beach of this Agreement.

8.Termination.

8.1 Either party may terminate this Agreement at any time, with or without cause, for convenience provided, however, that Century shall, upon termination, pay to Consultant a prorated amount for all Services completed through the date of termination.

8.3The rights and obligations of the parties set forth in Sections 6, 7, and 9 of this Agreement and any remedies for breach of this Agreement shall survive any expiration or prior termination.  Century may communicate such obligations to any other (or potential) client or employer of Consultant.

9.Arbitration.    Consultant hereby agrees to submit to final and binding arbitration in Denver, Colorado any controversy or claim Consultant has or may have against Century, including any disputes relating to or in connection with this Agreement.  Unless otherwise agreed, the arbitration will be conducted by the Judicial Arbiter Group in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association; provided, however, that the arbitrator(s) is not authorized to issue a decision or award that a court of applicable jurisdiction could not legally award under applicable state or federal laws at the time.  Century and Consultant further agree that the arbitrator’s award may be enforced by judgment in accordance with the Federal Arbitration Act.  Disputes over whether a decision exceeds the authority of the arbitrator(s) will be decided by summary judgment proceedings in a court of competent jurisdiction.  There will be no authority for any dispute between the parties to be arbitrated on a class action basis.  Furthermore, arbitration can only decide a dispute between Consultant and Century and may not consolidate or join the claims of other persons that may have similar claims.    THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ANY PARTY RELATED TO OR ARISING FROM THIS AGREEMENT.

10.Notices.  Any notice given to the parties hereunder must be in writing and delivered to the other party (a) in person, (b) by e-mail (c) by overnight delivery service, or (d) by certified mail, return receipt requested.  Notice given in person or by e-mail will be effective when received or successfully transmitted.  Notice given by overnight delivery service will be effective the first business day following the deposit of such notice with the delivery service.  Notice given by certified mail will be effective 3 business days after a certified letter containing such notice, properly addressed with postage prepaid, is deposited with the postal service.  Notices to Century will be sent to the address set forth in the signature block noted below.  Notices to Consultant will be sent to the address set forth in the signature block noted below.  Any party may designate a different address by giving notice according to this Section.

11.Compliance with Laws.  Consultant, at Consultant’s sole expense, shall obtain and maintain all necessary approvals, licenses and permits which are required to perform the Services. In addition, if Consultant becomes aware of any change in Applicable Laws affecting the Services to be performed hereunder, Consultant shall promptly notify Client of such change in writing.

12.Upon the Completion of the Term of this Agreement. Consultant shall perform the following activities:

12.1Consultant will coordinate with Century to deactivate any assigned access badge.  In addition, Consultant will make every attempt possible to retrieve and return the access badge.

12.2If, during the course of an assignment, Century has provided Consultant with Century-owned equipment or job-related materials to complete this Agreement, Consultant shall return, or cause to be returned, all of Century’s equipment or materials upon the earlier of (i) termination of the Agreement, (ii) or (ii) Century’s demand for return of the equipment or materials.

13.Miscellaneous.

13.1All payments and benefits provided for under this Agreement are intended to be exempt from or otherwise comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (together, “Section 409A”), so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b) (2) of the Treasury Regulations. In no event will the Company reimburse the Consultant for any taxes that may be imposed on the Consultant as a result of Section 409A.

13.2The parties agree that the terms of this Agreement are contractual in nature and not merely recitals and will be governed and construed in accordance with the laws of the State of Colorado.  The parties further agree that should any part of this Agreement be determined by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the parties intend the legality, validity and enforceability of the remaining parts will not be affected thereby, and any illegal, invalid, or unenforceable part will be deemed not to be a part of this Agreement.

13.3Nothing contained herein and no act by Century  or Consultant in the performance of, or in any way related to, this Agreement will be construed to create or evidence in any manner any employment, partnership, agency or joint venture relationship between the parties hereto.

Century and Consultant represent and acknowledge that it is their mutual intention that the sole relationship created between them by this Agreement is described in Section 5 hereof.

13.4The headings contained in this Agreement are for reference purposes only and do not in any way affect the meaning or interpretation of any provision hereof.

13.5This Agreement and the attached Scope of Work expresses the entire agreement between Consultant and Century with reference to the subject matter hereof.  No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained will be valid, unless in writing and duly executed by the parties hereto.

13.6The terms and conditions hereof are hereby made binding on the successors and assigns of both parties hereto, provided that neither party may assign any right or delegate any duty hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed.  Any assignment or delegation without such prior written consent will be void, and will be a breach hereunder, except that Century may assign its rights hereunder to another entity that is affiliated with Century.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement to be effective as of the day and year first above written.

CONSULTANT: David L. Messenger /s/ David L. Messenger Date: 3/14/24 Address for Notices:

CENTURY:

Century Communities, Inc.,

a Delaware corporation

By:  /s/ Dale Francescon

Name:  Dale Francescon

Title:  Co-CEO

3/18/24

Date

Address for Notices:

Century Communities, Inc.

8390 E. Crescent Parkway, Suite 650

Greenwood Village, CO 80111

Attn:  Jarrett Coleman, General Counsel

Email:  Jarrett.Coleman@centurycommunities.com

EXHIBIT A

Scope of Work

Consultant will provide the following Services and Deliverables described below for the associated rate shown below:

1.

Liaison with the Company’s  Interim Chief Financial Officer and assist with the transition of the Company’s Chief Financial Officer duties and responsibilities to the Company’s Interim Chief Financial Officer.

2.	Liaison with the Company’s General Counsel and assist with the transition of the Company’s Chief Compliance Officer duties and responsibilities to the Company’s General Counsel.
3.	Liaison with the Company’s Co-Chief Executive Officers, and either of them, regarding the transition of Consultant’s other duties and responsibilities.
4.	Meet by telephone, video conference or in person with members of the Company’s management as may be required or necessary in performing Consultant’s Services hereunder.

The Services shall be provided in accordance with all relevant laws, statutes, and regulations. In rendering the Services to Century as an independent contractor, Consultant shall not be under the supervision or control of Century with respect to the details, manner or means of performance except to the limited extent set forth in this Agreement. Nothing in this Agreement shall prevent or restrict Century from obtaining from any other person any services which are the same as or similar to the Services.

The Company and Consultant understand, acknowledge and agree that the Company is not required to request, and Consultant is not required to provide any minimum level of Services under this Agreement.

Payment/Rates

In consideration of the Services and rights and obligations set forth in this Exhibit A and the Consulting Agreement, Century shall pay Consultant a monthly fee of $50,000, which fees shall be payable monthly in arrears, and shall be paid by the Company within 30 days of the end of the month.

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